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Exhibit 4.2

EXTENDED SYSTEMS INCORPORATED

AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

        THIS AMENDMENT TO THE PREFERRED STOCK RIGHTS AGREEMENT (this "Amendment"), dated as of July 28, 2005 between EXTENDED SYSTEMS INCORPORATED, a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation ("AST" or in its new capacity under the Rights Agreement (defined below), the "Rights Agent"), is being executed at the direction of the Company.

        WHEREAS, the Company and Computershare Investor Services, N.A., formerly Equiserve Trust Company, N.A., a national banking association (the "Predecessor Rights Agent"), entered into a Preferred Stock Rights Agreement, dated as of June 5, 2003 (the "Rights Agreement") (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement);

        WHEREAS, pursuant to Section 21 of the Rights Agreement, when the Company terminated the transfer agency relationship with the Predecessor Rights Agent effective on March 31, 2005, the Predecessor Rights Agent was deemed to have resigned as rights agent under the Rights Agreement;

        WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement;

        WHEREAS, the Company, Sybase, Inc., a Delaware corporation ("Parent"), and Ernst Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which (i) Merger Sub will be merged with and into the Company (the "Merger"), and (ii) each share of common stock of the Company will be converted into the right to receive $4.460847 per share in cash (the "Merger Consideration"), upon the terms and subject to the conditions of the Merger Agreement;

        WHEREAS, concurrently with the execution of the Merger Agreement, all executive officers and directors of the Company and all of their respective affiliates, in their capacities as stockholders, intend to enter into voting agreements (the "Voting Agreements") with the Parent; and

        WHEREAS, on July 24, 2005, the Board of Directors of the Company resolved to: (i) appoint AST as the successor Rights Agent under the Rights Agreement effective April 1, 2005 and (ii) amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment to Rights Agreement hereby agree as follows:

        1.     Appointment of Successor Rights Agent.    The Company hereby appoints AST, and AST accepts such appointment, as Rights Agent under the Rights Agreement, and AST shall be vested with the same powers, rights duties and responsibilities as if it had originally been named as Rights Agent without further act or deed.

        2.     Amendment of the Rights Agreement.

          a)    Section 1 of the Rights Agreement is hereby amended by inserting the following new paragraph at the end of Section 1:

    "Notwithstanding the foregoing, none of Sybase, Inc. ("Sybase"), Ernst Acquisition Corporation ("Merger Sub"), nor any of their respective Affiliates shall be deemed an Acquiring Person, and none of the Shares Acquisition Date, Distribution Date, Section 11(a)(ii) Trigger Date, Section 13 Event or Triggering Event shall be deemed to occur, and the Rights will not separate from Common Shares of the Company, in each case, by reason of the execution, delivery or performance of, or the consummation of the transactions with Sybase and Merger Sub contemplated by, the Agreement and Plan of Merger, dated as of July 28, 2005, by and among Sybase, Merger Sub and the Company (including any amendment or supplement thereto, the "Merger Agreement") or the execution, delivery or performance of the voting agreements contemplated by the Merger Agreement."

          (b)   Section 1(p) of the Rights Agreement is hereby amended to read in its entirety as follows:

    "'Expiration Date" shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, or (iv) upon the Effective Time (as such term is defined in the Merger Agreement)."

          (c)   The following text in Section 26 of the Rights Agreement:

    "Equiserve Trust Company, N.A.
    c/o EquiServe, Inc.
    150 Royall Street
    Canton, Massachusetts 02021"

    is hereby deleted and replaced with:

    "American Stock Transfer & Trust Company
    6201 15th Avenue, 2nd Floor
    Brooklyn, NY 11219
    Attention: Karen Trachtenberg
    Tel (718) 921-8360
    Fax (718) 921-8310"

          (d)   Section 1(aa) of the Rights Agreement is hereby amended to read in its entirety as follows:

    "Rights Agent" shall mean (i) American Stock Transfer & Trust Company, a Delaware corporation, (ii) its successor or replacement as provided in Sections 19 and 21 hereof or (iii) any additional Person appointed pursuant to Section 2 hereof."

In addition, the Rights Agreement (including exhibits thereto) is hereby amended by replacing "Equiserve Trust Company, N.A.", in each instance, with "American Stock Transfer & Trust Company" mutatis mutandis.

        3.     No Other Amendment; Effect of Amendment.    Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

        3.     Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        4.     Governing Law.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Remainder of Page Left Blank Intentionally]

        The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

EXTENDED SYSTEMS INCORPORATED
By:	/s/ CHARLES W. JEPSON
Name:	Charles W. Jepson
Title:	President & CEO
AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ MICHAEL KARFUNKEL
Name:	Michael Karfunkel
Title:	President

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  Exhibit 4.2
EXTENDED SYSTEMS INCORPORATED AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT